NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP TO REDUCE QUARTERLY DIVIDEND
 TO $0.12 PER SHARE:
RETAINING $7.9 MILLION IN ADDITIONAL CAPITAL PER YEAR

Olney, Maryland, February 26, 2009 -- Sandy Spring Bancorp, Inc. (NASDAQ: SASR), the parent company of Sandy Spring Bank, announced that the Board of Directors has reduced the company's quarterly common stock dividend to $0.12 from $0.24 per share, effective for the dividend payable March 12, 2009, to shareholders of record on March 2, 2009. The Board anticipates maintaining the lower dividend rate for the foreseeable future. This action will enable the company to retain an additional $7.9 million in common equity per year.

“Our action today should help ensure that our balance sheet remains strong as we work our way through this unprecedented banking cycle,” said Daniel J. Schrider, president and chief executive officer. “While our capital levels are already healthy and exceed the regulatory requirements to be considered ‘well-capitalized,’ we believe that taking this step to further conserve shareholders’ equity is a prudent business decision in light of current market conditions. We hope to achieve an eventual return to our tradition of maintaining and growing our dividend as soon as feasible, once the business climate has stabilized and is showing clear signs of improvement.”

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.3 billion in assets, (NASDAQ:SASR) Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George's counties in Maryland, and in Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:

Daniel J. Schrider, President & Chief Executive Officer
DSchrider@sandyspringbank.com, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
PMantua@sandyspringbank.com
Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
800-399-5919
Web site: sandyspringbank.com